Exhibit 99.1

BBX Capital, Inc. Reports Financial Results

For the Fourth Quarter and Full Year of 2023

FORT LAUDERDALE, Florida – March 15, 2024 -- BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) reported today its financial results for the fourth quarter and year ended December 31, 2023.

Selected highlights of BBX Capital’s consolidated financial results include:

Fourth Quarter 2023 Compared to Fourth Quarter 2022

●	Total consolidated revenues of $96.1 million vs. $107.6 million
●	Loss before income taxes of $(15.1) million vs income before income taxes of $22.5 million
●	Net loss attributable to shareholders of $(12.9) million vs. net income attributable to shareholders of $15.4 million
●	Diluted loss per share of $(0.88) vs. diluted earnings per share of $0.99

Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

●	Total consolidated revenues of $401.3 million vs. $342.0 million
●	Loss before income taxes of $(21.7) million vs. income before income taxes of $42.8 million
●	Net loss attributable to shareholders of $(20.8) million vs. income attributable to shareholders of $28.0 million
●	Diluted loss per share of $ (1.44) vs diluted earnings per share of $ 1.81

Balance Sheet as of December 31, 2023

●	Cash and cash equivalents of $90.3 million (including $4.5 million held in variable interest entities)
Securities available for sale of $44.6 million (primarily U.S. Treasury and federal agency securities with maturities of less than one year)
●	Note receivable from Bluegreen Vacations Holding Corporation (NYSE: BVH) of $35.0 million (1)
●	Total consolidated assets of $674.2 million
●	Total shareholders' equity of $311.5 million
●	Fully diluted book value per share of $21.59 (2)
(1)	The outstanding balance of the note receivable was prepaid in full in January 2024.
(2)

Fully diluted book value per share is shareholders’ equity divided by the number of BBX Capital’s Class A and Class B common shares and unvested restricted stock awards outstanding on December 31, 2023.

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, investments, and risks, including the results of BBX Capital Real Estate, BBX Sweet Holdings, and Renin, please see BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2023, which is available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leslie Martinez, Investor Relations

954-940-5300, Email: LMartinez@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com